Exhibit 10.2

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of August 18, 2011 (the “Effective Date”) by and between NOVADEL PHARMA, INC. (“NovaDel”), having an address at 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807, and RECHON LIFE SCIENCE AB, (“Rechon”), having an address at Soldattorpsvägen 5, PO Box 60043, 216 10 Limhamn, Sweden.

RECITALS

WHEREAS, NovaDel develops pharmaceutical products with a focus on developing oral spray formulations of a broad range of marketed treatments for serious diseases, and NovaDel has developed expertise and acquired proprietary rights related to Licensed Product (as defined below);

WHEREAS, Rechon has expertise in licensing, developing, manufacturing, marketing and distributing certain pharmaceutical products, and wishes to develop, manufacture and market the Licensed Product as further described herein; and

WHEREAS, NovaDel desires to grant a license to Rechon, and Rechon desires to accept a license, with regard to Licensed Product in the Territory on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings, unless otherwise specifically provided herein.

1.1 “Affiliate” shall mean, with respect to any Entity, any other Entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Entity. For purposes of this Section 1.1 only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of an Entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an Entity.

1.2 “Agreement” shall have the meaning set forth in the introductory paragraph.

1.3 “Calendar Quarter” shall mean each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31.

1.4 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.5 “Commercialization” and “Commercialize” shall mean offering for sale and sales, distribution, marketing, promoting, and reimbursement related activities, including booking sales. When used as a verb, “Commercialize” means to engage in Commercialization.

1.6 “Commercially Reasonable Efforts” shall mean, with respect to a party, exerting such effort and employing such resources as would normally be exerted or employed for the regulatory approval, manufacture, shipping and Commercialization of a pharmaceutical or biologic product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the Licensed Product, the relevant marketplace, the patent, intellectual property and development positions of Third Parties, the applicable regulatory situation, the commercial viability of the product and other relevant development and Commercialization factors based upon then-prevailing conditions. Commercially Reasonable Efforts shall be determined on a market-by-market basis for the Licensed Product and shall consider the particular circumstances of a party, including any other product opportunities of such party.

1.7 “Competing Product” shall mean any oral zolpidem tartrate spray product.

1.8 “Confidential Information” shall have the meaning provided in Section 7.1.

1.9 “Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the ability, whether directly or indirectly, and whether by ownership, license or otherwise (but without taking into account any rights granted by one party to the other party under the terms of this Agreement), to assign, or grant a license or a sublicense to such Information, Patent, or other intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.10 “CTD” shall have the meaning set forth in the International Conference on Harmonization of the Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Guideline M4, Organization of the Common Technical Document, as revised on January 13, 2004, as such may be amended or updated from time to time.

1.11 “Development Plan” shall have the meaning set forth in Section 3.1(b).

1.12 “Diligence Obligation” shall have the meaning set forth in Section 3.6.

1.13 “Effective Date” shall have the meaning set forth in the introductory paragraph.

1.14 “Entity” shall mean any individual, sole proprietorship, corporation, limited liability company, association, joint venture, partnership, limited partnership, limited liability partnership, trust, university, business, government or political subdivision thereof, including an agency, or any other organization that possesses independent legal standing.

1.15 “Executives” shall have the meaning provided in Section 10.2.

1.16 “Exploit” shall mean the making, having made, importation, use, sale, offering for sale of a product or process, including, without limitation, the research, development, registration, modification, improvement, manufacture, storage, optimization, import, export, transport, distribution, promotion, marketing, sale or other disposition of a product. The term “Exploitation” shall have a corresponding meaning.

1.17 “FDA” shall mean the United States Food and Drug Administration, or any successor agency or agencies thereto, responsible for the evaluation and approval of pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

1.18 “Improvement” shall mean any modification, variation or revision to an apparatus, method, formulation, process, product or technology, or any discovery, technology, process, method or formulation related to an apparatus, method, process, product or technology, whether or not patented or patentable, including any enhancement in the manufacture or steps or processes thereof, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of an apparatus, method, process, product or technology, any discovery or development of any new or expanded indications for an apparatus, method, process, product or technology, or any discovery or development that improves the stability, safety or efficacy of an apparatus, method, product or technology.

1.19 “Indemnification Claim Notice” shall have the meaning set forth in Section 9.3(a).

1.20 “Indemnified Party” shall have the meaning set forth in Section 9.3(a).

1.21 “Information” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, algorithms, apparatuses, compositions of matter, cells, cell lines, assays, animal models, physical, biological or chemical material, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements to any of the foregoing, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable).

1.22 “LICA” shall have the meaning set forth in Section 10.3.

1.23 “Licensed Product” shall mean any oral spray product that contains, as the sole active ingredient, zolpidem tartrate, for any human uses.

1.24 “Losses” shall have the meaning set forth in Section 9.1.

1.25 “MAA” shall mean a Marketing Authorization Application, and any and all supplements, requesting permission to place a drug on the market and filed with any Regulatory Authority either (i) under the centralized or decentralized European system, in each case for Licensed Product, (ii) under the Mutual Recognition system, in each case for Licensed Product or (iii) with any other Regulatory Authority that does not use the Mutual Recognition system relating to the Licensed Product.

1.26 “NovaDel” shall have the meaning set forth in the introductory paragraph.

1.27 “NovaDel Indemnitee” shall have the meaning set forth in Section 9.2.

1.28 “NovaDel Know-How” shall mean all Information Controlled by NovaDel or an Affiliate of NovaDel as of the Effective Date or, from time to time, during the Term that is necessary to Exploit the Licensed Product in the Territory or to use the NovaDel Process to Exploit Licensed Product in the Territory, but excluding any Information to the extent claimed by any NovaDel Patents.

1.29 “NovaDel Patents” shall mean the Patents that NovaDel or any of its Affiliates Controls on the Effective Date or during the Term that are necessary to Exploit Licensed Product in the Territory or to use the NovaDel Process to Exploit Licensed Product in the Territory. The NovaDel Patents as of the Effective Date are set forth on Schedule 1.29.

1.30 “NovaDel Process” shall mean NovaDel’s proprietary oral spray technology for the delivery of pharmaceutical compounds through the mucosal membrane of the mouth in humans using an aerosol or pump spray device and any Improvements thereto that are or come under the Control of NovaDel or any of its Affiliates during the Term.

1.31 “NovaDel Technology” shall mean the NovaDel Patents and NovaDel Know-How.

1.32 “Patent Challenge” shall have the meaning set forth in Section 8.2(c).

1.33 “Patents” shall mean all issued patents and pending unpublished and published patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all counterparts of any of the foregoing.

1.34 “Rechon” shall have the meaning set forth in the introductory paragraph.

1.35 “Rechon Indemnitee” shall have the meaning set forth in Section 9.1.

1.36 “Regulatory Approval” shall mean any approvals, including pricing and reimbursement approvals, where applicable, of a Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, marketing, distribution and/or sale of a pharmaceutical product in any applicable jurisdiction.

1.37 “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority in the applicable jurisdiction.

1.38 “Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, relating to Licensed Product, including, where applicable, in CTD format, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

1.39 “Sublicensee” shall mean an Affiliate or Third Party to whom Rechon has transferred its rights granted under this Agreement to use, sell, offer for sale or import Licensed Products in accordance with this Agreement.

1.40 “Term” shall have the meaning provided in Section 8.1.

1.41 “Territory” shall mean the countries that are listed on Schedule 1.41.

1.42 “Third Party” shall mean any entity other than Rechon or NovaDel or an Affiliate of Rechon or NovaDel.

1.43 “Third Party Claim” shall have the meaning set forth in Section 9.3(b).

1.44 “Trademark” shall mean the trademark developed under this Agreement and under which the Licensed Product is sold in the Territory.

1.45 “Unit” shall mean, with respect to each Licensed Product shipped by Rechon, its Affiliates or Sublicensee within the Territory (Group A and B), one (1) 10 mL vial containing maximum of sixty (60) sprays.

2.	LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, during the Term, NovaDel hereby grants to Rechon an exclusive (even as to NovaDel, subject to Section 2.4(c)), license with the right to sublicense the rights hereunder (as provided in Section 2.2), under the NovaDel Technology, to develop, manufacture, register, use, promote, market, distribute, sell, offer for sale, have sold, import and export Licensed Product in the Territory.

2.2 Sublicenses. Rechon shall have the right to grant sublicenses under the grants in Section 2.1 to Affiliates and/or Third Parties pursuant to a separate written agreement, subject to the following requirements and conditions:

(a) Except to the extent the parties otherwise agree pursuant to the terms of a particular sublicense granted under this Section 2.2 any sublicense agreement must be fully consistent with the terms and conditions of this Agreement, and provide that Sublicensee will indemnify NovaDel and its Affiliates with respect to the Exploitation of Licensed Product by such Sublicensee to the extent provided in Section 9.2(e).

(b) Within five (5) days after execution or receipt thereof, as applicable, Rechon shall provide NovaDel with a full and complete copy of each sublicense agreement granted hereunder (provided that Rechon may redact financial information contained therein that is not necessary to disclose to ensure compliance with this Section 2.2) and shall deliver copies of all reports (excluding relating to royalties and other payments) relating to Licensed Product received by Rechon from such Sublicensees, which sublicense agreements and reports shall be treated by NovaDel as Confidential Information of Rechon.

2.3 Disclosure of NovaDel Know-How and Improvements. Promptly after the Effective Date, NovaDel shall at its cost and expense, use good faith reasonable efforts to disclose to Rechon in writing or via mutually acceptable electronic media, copies or reproductions of all NovaDel Know-How, not previously disclosed to Rechon, reasonably necessary in order to enable Rechon to exploit its rights granted under this Section 2. In addition, during the Term, NovaDel shall disclose to Rechon in writing, or via mutually acceptable electronic media, on an ongoing basis, copies or reproductions of all NovaDel Know-How not previously disclosed to Rechon that is reasonably necessary in order to enable Rechon to exploit its rights granted under this Section 2 and all Improvements to the NovaDel Process, Licensed Product or NovaDel Technology that are conceived, discovered, developed or otherwise made by or on behalf of NovaDel (or its Affiliates, licensees or sublicensees). Such NovaDel Know-How and all Improvements to the NovaDel Process, Licensed Product or NovaDel Technology that are conceived, discovered, developed or otherwise made by or on behalf of either party (or its Affiliates, licensees or sublicensees) shall be deemed to be within the scope of the licenses granted herein without payment of any additional compensation.

2.4 Retained Rights; No Implied Licenses. NovaDel hereby expressly reserves the right to practice, and to grant licenses under, the NovaDel Technology for any and all purposes except as expressly set forth under Section 2.1. Rechon shall have no rights, express or implied, with respect to the NovaDel Technology, except as expressly set forth in Section 2.1, and Rechon covenants to NovaDel that none of Rechon, its Affiliates or Sublicensees shall use the NovaDel Technology, directly or indirectly, for any purpose other than as expressly permitted by this Agreement. Without limiting the foregoing, but subject to Section 2.5, NovaDel retains, without any duty of accounting or otherwise to Rechon or a Sublicensee (a) the right to enter into collaborations or other agreements with, and to grant licenses and other rights under the NovaDel Technology to Third Parties to Exploit products other than Licensed Product and to use the NovaDel Process in connection therewith, (b) the right to independently Exploit products other than Licensed Product and to use the NovaDel Process in connection therewith, (c) the irrevocable, non-exclusive, royalty-free right to use the NovaDel Technology (including the NovaDel Process) with respect to zolpidem, for its own internal, non-commercial research and development activities, (d) all rights in the NovaDel Technology for all territories other than the Territory and (e) all rights in the NovaDel Technology for any dosage of pharmaceutical composition or preparation that contains zolpidem delivered by means of the NovaDel Process for non-human uses in all territories, including the Territory. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

2.5 Exclusivity. Rechon agrees that during the Term it will not, and will not directly or indirectly enable or contract with any Third Party (including, without limitation, its licensees and Sublicensees) to develop, manufacture, import, market, sell or distribute any Competing Product in the Territory.

3.	DEVELOPMENT, REGULATORY AND COMMERCIALIZATION MATTERS

3.1 Development.

(a) Development Activities. Subject to the other provisions of this Section 3.1 and Section 3.2, Rechon, its Affiliates or Sublicensees shall be solely responsible, using Commercially Reasonable Efforts, for development of Licensed Product in the Territory.

(b) Development Plans. Within sixty (60) days after the Effective Date, Rechon will provide to NovaDel for review and comment a development plan describing its strategy and principal activities in seeking Regulatory Approval of Licensed Product in the Territory in accordance with the terms of this Agreement (as updated from time to time, the “Development Plan”). Rechon shall periodically (and at least once per Calendar Year) prepare an updated Development Plan, as applicable taking into account completion, commencement or cessation of or changes to development not contemplated by the then-current Development Plan and shall submit such proposed Development Plan to NovaDel for review and comment.

(c) Reports. Rechon shall, every six (6) months, provide to NovaDel a written progress report, which shall describe the development activities with respect to Licensed Product in the Territory during such time period, and provide such other information as may be reasonably requested by NovaDel with respect to such development activities.

(d) Regulatory Records. Rechon shall maintain, or cause to be maintained, records of its development activities with respect to Licensed Product in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its development activities, and which shall be retained by Rechon for at least five (5) years after the termination of this Agreement, or for such longer period as may be required according to Good Documentation Practice (21 CFR §211.180, Eudralex Volume 4:4.11-12). NovaDel shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records. NovaDel shall have the right to conduct one such inspection in any twelve (12)-month period; provided, however, NovaDel may conduct more than one inspection in such time period if for cause.

3.2 Regulatory Matters in the Territory.

(a) Regulatory Activities. Rechon and, as applicable, its Affiliates and Sublicensees, at its sole cost and expense, subject to Section 3.2(d), shall be responsible for obtaining and maintaining Regulatory Approval for Licensed Product in the Territory, including the filing of all annual and other reports or filings required by other Regulatory Authority in the Territory and shall conduct any clinical trials required by any Regulatory Authority in the Territory to gain or maintain Regulatory Approval for the Licensed Product or otherwise as a condition to Regulatory Approval of Licensed Product in the Territory. Rechon or its Affiliates shall hold, in their name, all Regulatory Approvals for Licensed Product in the Territory. Rechon and, as applicable, its Affiliates shall use Commercially Reasonable Efforts to conduct any further development activities required in connection with seeking Regulatory Approval for Licensed Product in the Territory.

(b) Correspondence with Regulatory Authorities. Unless otherwise agreed in writing by the parties, Rechon, subject to Section 3.2(d), shall be responsible for preparing and filing MAAs and seeking and maintaining Regulatory Approvals for Licensed Products in the Territory in accordance with the Development Plan, including preparing all reports necessary as part of a MAA. Rechon shall upon request provide NovaDel with drafts of any material documents or correspondence to be submitted to any Regulatory Authority in the Territory that pertains to Licensed Product, including MAAs. Rechon will inform NovaDel before submission of any substantive or material filings to be made by Rechon in accordance with the terms of this Section 3.2(b), including MAAs, and shall consider in good faith any comments NovaDel may have with respect to any such filings.

(c) Regulatory Documentation. NovaDel shall promptly disclose to Rechon all Regulatory Documentation and any data included or referenced therein generated or made available by NovaDel or any of its Affiliates or otherwise Controlled by NovaDel. Rechon and its Sublicensees shall have the right to reference and use all Regulatory Documentation and any data included or referenced therein for the purposes of development, regulatory and Commercialization activities with respect to Licensed Product in the Territory. NovaDel shall provide to Rechon, or use Commercially Reasonable Efforts to cause its licensees and sublicensees to provide to Rechon, letters of authorization to use such Information in accordance with this Agreement.

(d) Regulatory Approvals. Except as the parties otherwise agree in writing, all Regulatory Documentation pursuant to or in connection with the Regulatory Approvals for Licensed Product in the Territory required under the Development Plan shall be made in the name of Rechon; provided, however, that:

(i) Rechon agrees to utilize, to the extent possible based upon the format used in Regulatory Documentation provided by NovaDel under Section 3.2(c), the CTD format for its MAAs in order to facilitate use and reference to such MAAs any subsequent submissions filed by NovaDel or its licensees for Licensed Product outside of the Territory.

(ii) Rechon agrees to keep the Regulatory Documentation and data included or referenced therein provided by NovaDel pursuant to Section 3.2(c) included within its MAAs for Licensed Product confidential in accordance with Section 7 and subject to the rights granted under Section 3.2(c).

(iii) NovaDel and its Affiliates and licensees shall have a perpetual, royalty-free, irrevocable, worldwide right to use and reference the Regulatory Documentation Controlled by Rechon or its Affiliates or Sublicensees and any data included or referenced therein for the purposes of development, regulatory and Commercialization activities (A) with respect to Licensed Product, outside the Territory and (B) with respect to products (other than Licensed Product) inside and outside the Territory. NovaDel agrees to keep the Regulatory Documentation and data included or referenced therein provided by Rechon pursuant to this Section 3.2(d)(iii) included within its applications for marketing approval for Licensed Product outside the Territory, except for those sections in the Summary Basis of Approval and available through the Freedom of Information Act, confidential in accordance with Section 7 and subject to the rights granted in this Section 3.2(d)(iii).

3.3 Pharmacovigilance. Each party will cooperate (at its sole cost and expense), and will cause its Affiliates, licensees and sublicensees to cooperate, in implementing a pharmacovigilance mutual alert process to comply with all applicable legal obligations of Regulatory Authorities.

3.4 Commercialization Activities in the Territory. Following receipt of Regulatory Approval of Licensed Product by Regulatory Authorities in the Territory, Rechon and, as applicable, its Affiliates and Sublicensees shall, at its sole cost and expense, use Commercially Reasonable Efforts to Commercialize Licensed Product in the Territory.

3.5 Manufacturing. Rechon, either directly or through its Affiliates, shall be responsible for manufacturing the Licensed Product for Commercialization in the Territory, and costs and expenses in connection therewith. Rechon may not sublicense or subcontract the manufacturing rights granted herein under this Agreement to any Third Party without the prior written consent of NovaDel.

3.6 Diligence Obligations. Without limiting obligation to use Commercially Reasonable Efforts in accordance with its activities under Sections 3.1, 3.2 and 3.4, Rechon shall have the following specific diligence obligations (each, a “Diligence Obligation”):

(a) Within *** after the Effective Date, Rechon or, if applicable, its Affiliate or Sublicensee, shall have submitted a regulatory file in one (1) of the countries listed in Group A on Schedule 1.41; and

(b) Within twelve (12) months after the Effective Date, Rechon, or, if applicable, its Affiliate or Sublicensee, shall have commenced Commercialization of the Licensed Product in three (3) of the countries listed in Group B on Schedule 1.41; and

(c) Within *** after the Effective Date, Rechon or, if applicable, its Affiliate or Sublicensee, shall have commenced Commercialization of the Licensed Product in one (1) of the countries listed in Group A on Schedule 1.41.

(d) If, for any reason, Rechon or, if applicable, its Affiliate or Sublicensee has not achieved a Diligence Obligation set forth in (a), (b) or (c) above within the specified time frame, the licenses and rights granted to Rechon for the Licensed Product in that specific country or countries shall upon NovaDel’s written notice terminate.

4.	FINANCIAL PROVISIONS

4.1 Payments. As consideration for NovaDel’s grant of the rights and licenses to Rechon hereunder, Rechon will pay to NovaDel an amount equal to *** times the number of Units shipped within the Territory by Rechon from its or its Affiliates manufacturing facilities.

4.2 Payment; Reports. Within forty-five (45) days of the end of each Calendar Quarter, Rechon shall provide to NovaDel a report showing the total number of Units of Licensed Product shipped in the Territory. Concurrently with the delivery of the report provided pursuant to this Section 4.2, Rechon shall provide NovaDel with any payment due pursuant to Section 4 for the Calendar Quarter.

4.3 Manner and Place of Payment. All payments hereunder shall be payable in US dollars. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to NovaDel using the bank and account information attached hereto on Schedule 4.3.

4.4 Interest on Late Payments. Any amount required to be paid by a party hereunder which is not paid when due shall bear interest at a rate equal to ***; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

4.5 Withholding Taxes. Where any amounts due to be paid is subject to any withholding or similar tax (other than taxes imposed and measured by net income), the parties shall use reasonable efforts to take such actions and to sign such documents as will enable them to take advantage of any available withholding tax reduction including pursuant to any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the party owing such payment shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due the party to which such payment is owed and secure and send to such party the best available evidence of payment of any such withholding taxes.

4.6 Records; Audits. Rechon shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate records pertaining to the sale or other disposition of Licensed Product in the Territory, in sufficient detail to permit NovaDel to confirm the accuracy of all payments due hereunder, for a period of three (3) years following the Calendar Quarter in which such payment is due. NovaDel shall have the right to have an independent, certified public account, reasonably acceptable to Rechon, have access during normal business hours, and upon reasonable prior written notice, to such of the records of Rechon and its Affiliates as may be reasonably necessary to verify the accuracy of the Unit numbers for any Calendar Quarter ending not more than thirty-six (36) months prior to the date of such request provided, however, that in each case NovaDel shall not have the right to conduct more than one such audit in any twelve (12)-month period. NovaDel shall bear the full cost of such audit unless such audit discloses an underpayment of *** of the amount of ***, in which case, Rechon shall bear the full cost of such audit and shall promptly remit the amount of any underpayment. Any overpayment shall be promptly refunded. The results of such accounting firm shall be final, absent manifest error.

5.	INTELLECTUAL PROPERTY

5.1 Ownership of Intellectual Property. Subject to the license grant in Section 2.1, NovaDel shall own and retain all right, title, and interest in and to any and all: (a) NovaDel Technology; and (b) Information relating to the NovaDel Process or NovaDel Technology and Improvements to the NovaDel Process, Licensed Product or NovaDel Technology that are conceived, discovered, developed or otherwise made by or on behalf of either party (or its Affiliates, licensees or sublicensees), whether or not patentable, and any and all Patents claiming such Information or Improvements and other intellectual property rights thereto. Subject to the license grant in Section 2.1, NovaDel shall own and retain all right, title, and interest in and to any and all Information relating to Licensed Product (including, without limitation, all Regulatory Documentation and any data included or referenced therein) that are conceived, discovered, developed or otherwise made by or on behalf of NovaDel or its Affiliates, licensees or sublicensees, whether or not patentable, and any and all Patents claiming such Information and other intellectual property rights thereto. Rechon shall promptly disclose to NovaDel in writing, the conception or reduction to practice, or the discovery, development or making of any and all Information relating to the NovaDel Process or NovaDel Technology and Improvements to the NovaDel Process, Licensed Product or NovaDel Technology that are conceived, discovered, developed or otherwise made by or on behalf of Rechon or its Affiliates or Sublicensees, and shall, and does hereby, assign, and shall cause its respective Affiliates and Sublicensees to assign, to NovaDel, without any additional compensation, all of their respective right, title and interest in and to any intellectual property rights related to such Information or Improvements. To the extent necessary to assign any such intellectual property rights, Rechon and its Affiliates and Sublicensees shall enter into and execute all reasonable and appropriate assignments, transfers and other agreements, and enter into all agreements with its employees, consultants, Affiliates, and Sublicensees that are necessary or appropriate to ensure the assignment of such intellectual property rights to NovaDel.

5.2 Infringement by Third Parties. The parties shall promptly notify the other in writing of any alleged or threatened infringement of any NovaDel Patent of which they become aware. With respect to infringement of any NovaDel Patent that is likely to have an effect or impact on the sales or commercial potential of Licensed Product in the Territory, NovaDel shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to such infringement of any NovaDel Patent at its own expense and using counsel of its own choice. In the event NovaDel brings an infringement action in accordance with this Section 5.2, Rechon shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Rechon and NovaDel, shall be retained by NovaDel.

5.3 Declaratory Judgment. If a declaratory judgment action or other proceeding, whether directly or by way of counterclaim or affirmative defense, alleging invalidity or non-infringement of any patent included within the NovaDel Patents is brought or sought against Rechon or NovaDel in the Territory, Rechon or NovaDel (as the case may be) shall so notify the other party, but NovaDel shall have the first right, but not the obligation, to defend against such action at its own expense and using counsel of its own choice, and Rechon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

5.4 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Rechon shall, as a named party to the infringement allegation, have the right to control any defense of any such claim involving alleged infringement of Third Party rights by activities of Rechon or its Affiliates or Sublicensees under this Agreement at Rechon’s expense, by counsel of Rechon’s choice; provided, however, that NovaDel shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. NovaDel shall have the right to control any defense of any such claim involving alleged infringement of Third Party rights by NovaDel’s activities under this Agreement at NovaDel’s expense by counsel of NovaDel’s choice; provided, however, that Rechon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Notwithstanding the foregoing, any defense in any action to the extent there is an allegation or claim that a NovaDel Patent is invalid shall be subject to Section 5.3. Neither party shall have the right to enter into any settlement or compromise with respect to any action under this Section 5.4 in a manner that diminishes the rights or interests of the other party without such other party’s prior consent, which consent shall not be unreasonably withheld or delayed.

5.5 Trademark Development.

(a) Trademark. Rechon shall have the exclusive right to develop a Trademark or to use the Zolpimist trademark within the Territory at no expense to identify Licensed Product to be sold by Rechon in the Territory and to promote, market, sell and use Licensed Product in the Territory under the Trademark. “Zolpimist” is not registered in any country other than the U.S. Should Rechon desire to use “Zolpimist” as a Trademark within the Territory, Rechon will be responsible for obtaining the trademark registration at Rechon’s expense.

(b) Ownership Rights, as Between Parties. Rechon shall own and shall retain the ownership of the entire right, title and interest in and to the Trademark. NovaDel acknowledges, as between the parties, the exclusive right, title and interest of Rechon in and to the Trademark and will not do or cause to be done any act or thing contesting or, in any way, impairing or tending to impair any part of said right, title and interest for the Term. NovaDel will not make any representations or take any actions, which may be taken to indicate that it has any right title or interest in or to the ownership or use of the Trademark except under the terms of this Agreement and acknowledges that nothing contained in this Agreement shall give NovaDel any right, title or interest in or to the Trademark.

(c) Registration of the Trademark. Rechon shall, at its own cost and expense, file in the Territory and endeavor to obtain the registration of the Trademark in the Territory, and when registered, thereafter maintain the applicable Trademark in the Territory at its own expense.

(d) Reasonable Assistance. NovaDel will supply Rechon or its authorized representative with any information which Rechon reasonably may require and will render any other assistance reasonably required by Rechon in securing and maintaining the registration(s) of the Trademark in the Territory.

6.	REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and the execution of this Agreement and the performance of the transactions contemplated by this Agreement by such party do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 Representations, Warranties and Covenants of NovaDel. Except as set forth on Schedule 6.2, NovaDel represents, warrants and covenants to Rechon, as of the Effective Date, as follows:

(a) Neither NovaDel nor any of its Affiliates has received any written notice from any person, or has knowledge of any actual or threatened claim or assertion that the manufacture, use, offer for sale, sale or import of Licensed Product under the NovaDel Technology in the Territory, infringes or misappropriates any intellectual property rights of any Third Party (including the claims, if issued, of pending patent applications);

(b) There is no action or proceeding pending or, to NovaDel’s knowledge, threatened, with respect to Licensed Product or the NovaDel Technology, including with respect to the conduct of any clinical trials, manufacturing activities or other activities involving Licensed Product, or that questions the validity of this Agreement or any action taken by NovaDel in connection with the effectiveness of this Agreement;

(c) To the knowledge of NovaDel, the use of the NovaDel Technology as contemplated by this Agreement, does not infringe any claim of any issued patent or published patent application of any Third Party in the Territory;

(d) NovaDel is the owner or licensee (with the right to grant sublicenses) of the NovaDel Patents and has the right, power and authority to grant, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to Rechon herein;

(e) Schedule 1.29 sets forth a true and complete list of all Patents Controlled by NovaDel that claim Licensed Product or use of Licensed Product in the Territory as of the Effective Date;

(f) None of the NovaDel Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding or has been held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and neither NovaDel nor any of its Affiliates has received any written notice from any person, or has knowledge, of such actual or threatened proceeding;

(g) To NovaDel’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the NovaDel Technology by any Third Party; and

(h) NovaDel has made available to, or provided, Rechon with copies of all Information in NovaDel’s Control regarding Licensed Product and the NovaDel Technology, which NovaDel reasonably believes to be material to assessing the development and Commercialization of Licensed Product in the Territory.

6.3 No Debarment. Neither NovaDel nor any of its Affiliates, nor, to its knowledge, its licensees or sublicensees that have been engaged in development of Licensed Product, have employed, contracted with or retained, and neither party shall employ, contract with or retain, any person directly or indirectly to perform any studies of Licensed Product included or to be included in any applications for Regulatory Approval of other filings made with any Regulatory Authority if such a person (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its successor provisions; and if, during the Term, either party or any person employed or retained by it to perform Licensed Product Studies (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, such party shall immediately notify the other party of same.

6.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, AND IN ALL CASES WITH RESPECT THERETO. WITHOUT LIMITED THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DOES NOT WARRANT (A) THE SUCCESS OF LICENSED PRODUCT OR (B) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE TECHNOLOGY PROVIDED HEREUNDER.

6.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH PURSUANT TO SECTION 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 6.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.

7.	CONFIDENTIALITY

7.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, any Information or materials furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

7.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

7.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

(a) regulatory filings for Licensed Product as contemplated by this Agreement;

(b) disclosure to Sublicensees Rechon has retained for the development, manufacture and/or Commercialization of Licensed Product, provided, in each case, that any such Sublicensee agrees to be bound by terms of confidentiality and non-use at least as stringent to those set forth in this Section 7;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations; and

(e) disclosure to Affiliates, potential Sublicensees, Sublicensees, employees, consultants or agents or to other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, employee, consultant, agent or Third Party agrees to be bound by terms of confidentiality and non-use at least as stringent to those set forth in this Section 7.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 7.3(c) or Section 7.3(d), it shall give prompt, advance notice to the other party of such intended disclosure or requirement to disclose , use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than Commercially Reasonable Efforts, and cooperate with such other party to permit such other party to secure a protective order. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with any regulatory authority (such as the Securities and Exchange Commission or “Autorite des Marches Financiers”) or as otherwise required by law.

7.4 Publications. Each party to this Agreement recognizes that the publication of papers regarding results of and other information regarding development activities with respect to Licensed Product, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. Each party (the “Reviewer”) shall have the right to review and comment on any material proposed for disclosure or publication by the other party (the “Submitter”), such as by oral presentation, manuscript or abstract, regarding the Licensed Product. Before any such material is submitted for publication, the Submitter shall deliver a complete copy to the Reviewer at least forty five (45) days prior to submitting the material to a publisher or initiating any other disclosure. The Reviewer shall review any such material and give its comments to the party proposing publication within thirty (30) days of the delivery of such material to such other party. In the event the Reviewer determines that its Confidential Information is contained in such material, the Reviewer may so notify the Submitter and the Submitter shall remove any such Confidential Information from the material prior to its submission to any publisher or presentation to any third party.

7.5 Publicity. It is understood that the parties intend to issue a press release, joint or separate, according to the parties’ obligations announcing the execution of this Agreement and agree that each party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

8.	TERM AND TERMINATION

8.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until terminated pursuant to Section 8.2 or 11.9.

8.2 Termination.

(a) Each party shall have the right to terminate this Agreement upon written notice to the other upon the occurrence or after the material breach of this Agreement by the other party if the breaching party has not cured such breach within sixty (60) days (or, with respect to nonpayment, within ten (10) days) following written notice of termination by the non-breaching party; provided, however, that if the allegedly breaching party disputes whether there has been a material breach and initiates the dispute resolution provisions of Section 10, then (subject to the limitation set forth in the following sentence) the time to cure such breach shall toll pending such action and such party shall have until sixty (60) days (or, with respect to nonpayment, ten (10) days) following the determination (or dismissal) of such action to cure such breach.

(b) In the event that NovaDel has materially breached this Agreement and failed to cure such breach as provided in Section 8.2(a), and Rechon does not wish to terminate its license hereunder, Rechon may, in its discretion, retain its license and seek to have the court determining whether such material breach has occurred assign appropriate relief or damages as may be available at law or in equity.

(c) NovaDel will be permitted to terminate this Agreement by written notice effective upon receipt if Rechon or its Affiliates, directly or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge the validity or enforceability of, or oppose any extension of or the grant of a supplementary protection certificate with respect to, any NovaDel Patent (each such action, a “Patent Challenge”). Rechon will include provisions in all agreements granting sublicenses of Rechon’s rights hereunder providing that if the Sublicensee or its Affiliates undertake a Patent Challenge with respect to any NovaDel Patent under which the Sublicensee is sublicensed, Rechon will be permitted to terminate such sublicense agreement. If a Sublicensee of Rechon (or an Affiliate of such Sublicensee) undertakes a Patent Challenge of any such NovaDel Patent under which such Sublicensee is sublicensed, then Rechon upon receipt of notice from NovaDel of such Patent Challenge will terminate the applicable sublicense agreement. If Rechon fails to so terminate such sublicense agreement, NovaDel may terminate Rechon’s right to sublicense in the countr(ies) covered by such sublicense agreement and any sublicenses previously granted in such countr(ies) shall automatically terminate. In connection with such sublicense termination, Rechon shall cooperate with NovaDel’s reasonable requests to cause such a terminated Sublicensee to discontinue activities with respect to the Licensed Product in such countr(ies).

(d) NovaDel shall have the right to terminate the License in the identified country of origin upon written notice to Rechon upon NovaDel’s discovery of Rechon’s distribution of the Licensed Product outside of the Territory if Rechon has not cured the breach within thirty (30) days following written notice of termination by NovaDel. Upon NovaDel’s discovery of Rechon’s distribution of the Licensed Product outside the Territory, regardless of whether this Agreement or the License in the country of origin is terminated, Rechon shall pay to NovaDel compensatory damages equal to seventy five percent (75%) of the product of the number of Units distributed outside the Territory multiplied by the then-current sales price of the Licensed Product in the United States, in addition to any other remedy provided for in this Agreement.

(e) Pursuant to Section 3.6(d), all licenses and rights granted herein to Rechon for a particular country in the Territory shall automatically terminate upon Rechon’s failure to meet the applicable Diligence Obligation for such country.

8.3 Effect of Expiration or Termination; Surviving Obligations.

(a) Effect of Termination. Upon termination of this Agreement pursuant to Section 8.2 or 11.9, then in each such event:

(i) Licenses. All licenses and rights granted herein to Rechon shall terminate, except as necessary to enable compliance with Section 8.3(a)(iii);

(ii) Return of Materials. Rechon shall as promptly as commercially practicable transfer to NovaDel or NovaDel’s designee, at Rechon’s expense, (A) all of Rechon’s right, title and interest in and to the Trademarks, if any (including any goodwill associated therewith) used in connection with Commercialization of Licensed Product, any registrations and design patents for any of the foregoing and any internet domain name registrations for such Trademarks and slogans, (B) possession of all material, and ownership of all, Regulatory Documentation relating to the development, manufacture or Commercialization of Licensed Product in the Territory that is Controlled by Rechon, its Affiliates or its Sublicensees and (C) copies of all data, reports, records and materials in Rechon’s possession or Control constituting NovaDel Technology relating to the development, manufacture or Commercialization of Licensed Product in the Territory, including all non-clinical and clinical data relating to Licensed Product; provided that NovaDel shall provide commercially reasonable compensation, taking into account the reason(s) for termination, for all of items referenced in clauses (A) and (B) transferred to NovaDel, as negotiated in good faith by Rechon and NovaDel;

(iii) Appointment as Distributor. Following termination and to the extent allowable by applicable laws, Rechon shall appoint NovaDel as its exclusive distributor of Licensed Product in the Territory and shall grant NovaDel the right to appoint sub-distributors, until the time as all Regulatory Approvals in the Territory have been transferred to NovaDel;

(iv) Third Party Agreements. If NovaDel reasonably requests, and to the extent assignable by Rechon, Rechon shall transfer to NovaDel any Third Party agreements relating to the development, manufacture or Commercialization of Licensed Product to which Rechon is a party, provided that NovaDel agrees to assume and perform all obligations arising under such agreements after the date of such assignment;

(v) Disposition of Inventory. NovaDel shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of Licensed Product affected by such termination at Rechon’s cost of goods therefor. NovaDel may exercise such option by written notice to Rechon during such thirty (30) day period. Upon such exercise, the parties will establish mutually agreeable payment and delivery terms for the sale of such inventory. If NovaDel does not exercise such option during such thirty (30) day period, or if NovaDel provides Rechon with its intention not to exercise such option, then Rechon and its Affiliates and permitted Sublicensees will be entitled, during the period ending on the last day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of Licensed Product that remain on hand as of the effective date of such termination, so long as Rechon pays to NovaDel the amounts due on Net Sales, as applicable, in accordance with the terms and conditions set forth in this Agreement; and

(vi) Cooperation. Rechon shall execute all documents and take all such further actions as may be reasonably requested by NovaDel in order to give effect to the foregoing clauses (i) through (v).

(b) Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of such party then in its possession; provided that Rechon shall be entitled to continue to utilize the NovaDel Confidential Information to the extent provided in Section 8.3(a), and NovaDel shall be entitled to continue to utilize the Rechon Confidential Information to continue the Exploitation of Licensed Product.

(c) Surviving Obligations. The following Sections, together with any definitions used or exhibits referenced therein, will survive any termination or expiration of this Agreement: Sections 1, 4.5, 4.6, 5.1, 6.4, 6.5, 7.1, 7.2, 7.3, 7.4, 8.1, 8.3, 8.4, 8.5, 9, 10, and 11.

8.4 Damages; Relief. Termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

8.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that as a licensee of such rights under this Agreement, the licensee will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the bankrupt party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the bankrupt party upon written request therefore by the other party.

9.	INDEMNIFICATION

9.1 Indemnification by NovaDel. NovaDel hereby agrees to save, defend and hold Rechon and its Affiliates and their respective directors, officers, employees and agents (each, a “Rechon Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any Rechon Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of:

(a) the breach by NovaDel of any warranty, representation, covenant or agreement made by NovaDel in this Agreement;

(b) the negligence or willful misconduct or willful omissions by NovaDel or its Affiliates in the performance of its obligations under this Agreement; or

(c) actual or asserted violations of applicable laws by NovaDel or its Affiliates in connection with this Agreement;

except, in each case, to the extent such Losses are subject to indemnification by Rechon under Section 9.2.

9.2 Indemnification by Rechon. Rechon hereby agrees to save, defend and hold NovaDel and its Affiliates and their respective directors, officers, employees and agents (each, a “NovaDel Indemnitee”) harmless from and against any and all Losses to which any NovaDel Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of:

(a) the breach by Rechon of any warranty, representation, covenant or agreement made by Rechon in this Agreement;

(b) the negligence or willful misconduct or willful omissions by Rechon or its Affiliates or permitted Sublicensees in the performance of its obligations under this Agreement;

(c) actual or asserted violations of applicable laws by Rechon or its Affiliates or permitted Sublicensees in connection with this Agreement; or

(d) any allegation that use of the Trademark by Rechon or its Affiliates or permitted Sublicensees infringes the rights of a Third Party; or

(e) the development, registration, use, promotion, marketing, distribution, sale, offer for sale, import or export of Licensed Product by Rechon or its Affiliates or permitted Sublicensees in the Territory (provided that intellectual property infringement claims shall be governed by Section 5) or the use of the Licensed Product by any person;

except, in each case, to the extent such Losses are subject to indemnification by NovaDel under Section 9.1 and under the supply agreement between the parties.

9.3 Indemnification Procedure.

(a) Notice of Claim. The indemnified party shall give the indemnifying party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 9.1 or Section 9.2, but in no event shall the indemnifying party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such party (the “Indemnified Party”).

(b) Third Party Claims. The obligations of an indemnifying party under this Section 9 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Section 9.1 or Section 9.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i) Control of Defense. At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying party shall not be construed as an acknowledgment that the indemnifying party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying party. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Should the indemnifying party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party or any other Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying party in its defense of the Third Party Claim with respect to such Indemnified Party.

(ii) Right to Participate in Defense. Without limiting Section 9.3(b)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the indemnifying party in writing or (B) the indemnifying party has failed to assume the defense and employ counsel in accordance with Section 9.3(b)(i) (in which case the Indemnified Party shall control the defense).

(iii) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with Section 9.3(b)(i), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying party. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

(iv) Cooperation. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying party, without prejudice to the indemnifying party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.4 Insurance. Each party shall maintain, at its own expense, product liability insurance (or self-insure) in an amount consistent with industry standards during the Term and shall name the other party as an additional insured with respect to such insurance. Each party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other party upon request.

10.	DISPUTE RESOLUTION

10.1 Disputes. The parties recognize that disputes as to certain matters arising under this Agreement may arise from time-to-time. It is the objective of the parties to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the parties agree to abide by the procedures set forth in this Section 10 to resolve any such issues or disputes. The parties initially shall attempt to settle any such issue or dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute.

10.2 Escalation. Prior to taking action as provided in Section 10.3, the parties shall first submit such dispute to the Chief Executive Officer of Rechon and the Chief Executive Officer of NovaDel (collectively, the “Executives”), or their respective designated representative who shall be a senior executive officer with authority to settle the applicable issue or dispute, for resolution. The Executives to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed twenty (20) calendar days, unless the Executives mutually agree in writing to extend such period of negotiation. Such twenty (20)-calendar day period shall be deemed to commence on the date the dispute was submitted to the Executives. If the Executives are unable to resolve the dispute, then the parties may submit the dispute to arbitration as set forth in Section 10.3. All negotiations pursuant to this Section 10.2 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

10.3 Binding Arbitration. Any dispute arising from or relating to this Agreement shall be finally determined before a tribunal of three arbitrators in London, England in accordance with the Commercial Arbitration Rules of the London International Court of Arbitration (the “LICA”). One arbitrator shall be selected by NovaDel, one arbitrator shall be selected by Rechon and the third arbitrator shall be selected by mutual agreement of the first two arbitrators or by the LICA, if the arbitrators appointed by the parties are unable to select a third arbitrator within thirty (30) days.

10.4 Court Actions. Notwithstanding the above, to the full extent allowed by law, either party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the parties’ rights or enforce the parties’ obligations under this Agreement pending final resolution of any claims related thereto in an arbitration proceeding as provided above. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights or any breach of Section 7. The parties shall use their Commercially Reasonable Efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

11.	GENERAL PROVISIONS

11.1 Governing Law. This Agreement (excluding Section 8.5) and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the United Kingdom.

11.2 Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein; provided that all information disclosed pursuant to the terms of such agreement shall be deemed Confidential Information for purposes of this Agreement and subject to the confidentiality provisions contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

11.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

11.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

11.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such party relating to Licensed Product to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

11.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it other than as expressly provided in Section 9.

11.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

11.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to NovaDel, notices must be addressed to:

NovaDel Pharma, Inc.

1200 Route 22 East Suite 2000

Bridgewater, NJ 08807, USA

Attention: President and Chief Executive Officer

Telephone: 908.203.4640

Facsimile: 908.203.4744

With a required copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Attention: David G. Glazer, Esq.

Telephone: 609.919.6624

Facsimile: 609.919.6701

If to Rechon, notices must be addressed to:

Rechon Life Science AB.

Soldattorpsvägen 5

PO Box 60043

216 10 Limhamn, Sweden

Attention: Chief Executive Officer

Telephone: + 46 40 361010

Facsimile: + 46 40 361020

11.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than payment obligations) by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three (3) month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 8.3, 8.4 and 8.5.

11.10 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

11.11 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AGREEMENT as of the Effective Date.

RECHON LIFE SCIENCE AB		NOVADEL PHARMA, INC.

By:	/s/ Zhaoqi Li	By:	/s/ Steven B. Ratoff
Name:	Zhaoqi Li	Name:	Steven B. Ratoff
Title:	Board member	Title:	Chairman, President & CEO

SCHEDULE 1.29

NovaDel Patents

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SCHEDULE 1.41

Territory

Group A

Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lichtenstein Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom.

Group B

All other countries except the countries listed in Group A, the United States, Canada, Israel, North Korea and South Korea.

SCHEDULE 4.3

WIRE INSTRUCTIONS

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SCHEDULE 6.2

Disclosure Schedule

No disclosures